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                                                                   Exhibit 99.11

2000 One Logan Square                                              Morgan, Lewis
Philadelphia, PA 19103-6993                                        & Bockius LLP
215-963-5000                                                   COUNSELORS AT LAW
Fax: 215-963-5299


February 8, 1996


Sierra Prime Income Fund
9301 Corbin Avenue, Suite 333
P.O. Box 1160
Northridge, California  91328-1160

Gentlemen:

We are furnishing this opinion with respect to the proposed offer and sale from time to time of units of beneficial interest, without par value, of Class A Common Shares (the "Class A Common Shares"), of the Sierra Prime Income Fund (the "Fund"), a Massachusetts business trust, registered under the Securities Act of 1933 and the Investment Company Act of 1940, by a Registration Statement on Form N-2 (File Nos. 33-98824 and 811-9122) as amended from time to time (the "Registration Statement").

We have acted as special counsel to the Fund in connection with the initial organization and registration, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Class A Common Shares. We have reviewed the Agreement and Declaration of Trust, as amended, By-laws, minute books and such other certificates, documents and opinions of counsel as deemed necessary for the purpose of this opinion.

We have reviewed the Fund's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Fund's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Securities and Exchange Commission.

We have assumed that appropriate action will be taken to register or qualify the sale of the Class A Common Shares under any applicable state and federal laws regulating sales and offerings of such securities.

Based upon the foregoing, we are of the opinion that:

    1. The Fund is a business trust validly existing under the laws of the Commonwealth of Massachusetts. The Fund is authorized to issue an unlimited number of shares in such series or classes as the Trustees may hereafter duly authorize.

    2. Upon the issuance of any Class A Common Shares of the Fund for payment therefor as described in the prospectus and Statement of Additional Information filed as part of the Registration Statement, the Class A Common Shares so issued will be validly issued, fully paid and non-assessable.

This opinion is intended only for your use in connection with the offering of the Class A Common Shares and may not be relied upon by any other person.

We hereby consent to the inclusion of this opinion as Exhibit 11 to the Fund's Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP



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